EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Royal Bancshares of Pennsylvania, Inc.
Narberth, Pennsylvania
          We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-129894 and File No. 333-25855) of Royal Bancshares of Pennsylvania, Inc. of our report dated March 14, 2006, (January 23, 2007, as to the effects of the restatement discussed in Note A), relating to the consolidated financial statements, which is included in this Annual Report on Form 10-K/A, and our report dated March 14, 2006 relating to the effectiveness of Royal Bancshares of Pennsylvania, Inc.’s internal control over financial reporting, appearing in Royal Bancshares of Pennsylvania, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.
Beard Miller Company LLP
Reading, Pennsylvania
January 23, 2007

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